CONTACT:  Michael D. Witzeman                                    FOR IMMEDIATE RELEASE

                     (513) 762-6714

Chemed To Report Second-Quarter 2025 Earnings July 29, 2025

Provides Current Update to 2025 Earnings Performance

Related Conference Call to Be Held On July 30, 2025

CINCINNATI, June 27, 2025--Chemed Corporation (NYSE: CHE) today announced that it will release financial results for the second quarter ended June 30, 2025, on Tuesday, July 29, 2025, following the close of trading on the New York Stock Exchange.

Chemed also announced developments related to second quarter earnings and full year 2025 guidance.

In prior public statements, management discussed the possibility that the VITAS subsidiary could have an aggregate Medicare Cap billing limitation (Medicare Cap) related to its Florida consolidated program, excluding Tallahassee. However, as of the most recent quarterly earnings update, VITAS internal projections showed that the Florida consolidated program would end the 2025 government fiscal year ending on September 30, 2025 (2025 Cap Year) with a Medicare Cap cushion. Actual Medicare admissions in both April and May 2025 in Florida were weaker than anticipated and lower than VITAS’ internal projections. As a result, VITAS now projects a Medicare Cap revenue limitation for the 2025 Cap Year of $18 million to $25 million related to the Florida consolidated program, excluding Tallahassee. The above projection includes actual results through May. Actual June results, which show better admissions than projected through the first half of the month, and actual results in the third quarter could have a significant impact on this projection. Previous guidance for 2025 earnings did not include any Florida Medicare Cap.

The source of the Medicare Cap in the Florida consolidated program relates to two factors. The first factor is the “community access” program. While community access has provided for a higher-than-average ADC growth rate and revenue growth rate at VITAS over the past two years, it adds pressure to the Medicare Cap due to patients accessing hospice care earlier in their disease trajectory.

The second factor is the rate differential between the nationally determined increase in the Medicare Cap per admission and the actual reimbursement increase in our Florida consolidated programs, excluding Tallahassee, for the 2025 Cap Year. Specifically, the Medicare Cap per admission amount increased 2.9% while the Florida consolidated program reimbursement increase was 5.2%. VITAS estimates this rate differential will negatively impact the Florida consolidated program’s Medicare Cap calculation by approximately $25 million for the 2025 government fiscal year, accounting for most, if not all, of the total revenue limitation discussed above.

On June 20, 2025, the State of Florida announced that VITAS has received a Certificate of Need (CON) to begin operating in Pinellas County, Florida. Pinellas is the most densely populated county in Florida and has a hospice utilization rate below the state average. There were approximately 8,600 Medicare admissions to existing hospice providers in Pinellas County in 2024. Entering Pinellas County represents a significant opportunity for VITAS in 2026 and beyond for both overall growth and Medicare Cap mitigation.

Based on the new start locations in Florida, primarily Marion County and Pinellas County, combined with operational changes currently being made in the Florida programs, management expects not to have any significant level of Medicare Cap revenue limitation in our Florida consolidated program for the 2026 fiscal year. This expectation assumes that the rate differential discussed above does not recur for the 2026 Cap Year.  In the event that the rate differential does recur, VITAS will respond with further mitigation strategies at the outset of the 2026 Cap Year.

While less financially significant than the VITAS Medicare Cap situation, during the second quarter of 2025, Roto-Rooter began to experience unexpected weakness in its residential business’ demand compared to internal projections. This weakness represents a break from the trends experienced in the first quarter of 2025. Preliminary results for commercial demand in the second quarter of 2025 continue to reflect improved trends but not enough to offset the lower residential demand.

Management is in the process of analyzing second quarter performance and the impact of these developments on second quarter results and on full-year 2025 guidance. A full discussion of the analysis will be included with our second quarter 2025 release and related investor conference call.

Chemed will host a conference call and webcast at 10 a.m., ET, on Wednesday, July 30, 2025, to discuss the company's quarterly results and to provide an update on its business.

Participants may access a live webcast of the conference call through the investor relations section of Chemed’s website, Investor Relations Home | Chemed Corporation or the hosting website https://edge.media-server.com/mmc/p/vzh53v7p.

Participants may also register via teleconference at: https://register-conf.media-server.com/register/BI1cf6ed1d293547f9af3111729ba98b48.

Once registration is completed, participants will be provided with a dial-in number containing a personalized conference code to access the call. All participants are instructed to dial-in 15 minutes prior to the start time.

A taped replay of the conference call will be available beginning approximately two hours after the call's conclusion. You may access the replay via webcast through the investor relations section of Chemed’s website.

Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation’s leading provider of plumbing and drain cleaning services.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 REGARDING FORWARD-LOOKING INFORMATION

Statements in this press release contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods and are based upon assumptions subject to certain known and unknown risks, uncertainties, contingencies and other factors, including, but not limited to, the impact of laws and regulations on Chemed’s operations, including Medicare Cap and Medicare reimbursement rates, Chemed’s estimates of the effect of Medicare Cap on VITAS’ revenues and future prospects, Chemed’s expectations regarding VITAS’ patient mix, VITAS’s future prospects in Pinellas County, FL and Chemed’s expectations regarding demand for Roter-Rooter’s services.

Because forward looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Chemed’s control. Chemed’s actual results and financial condition may differ materially from those indicated in the forward-looking statements included in this press release, including as a result of the risks described above and those described in the Chemed’s Annual Report on Form 10-K for the year ended December 31, 2024 and in its Quarterly Reports filed in 2025. Any forward-looking statement made by Chemed in this press release are based only on information currently available to Chemed and speaks only as of the date on which it is made. Chemed undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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